SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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San Diego Gas & Electric Company,

Southern California Gas Company and Pacific Enterprises

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SAN DIEGO GAS & ELECTRIC COMPANY

SOUTHERN CALIFORNIA GAS COMPANY

PACIFIC ENTERPRISES

NOTICE OF

ANNUAL MEETINGS OF SHAREHOLDERS

The Annual Meetings of Shareholders of San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises will be held on June 1, 2009, at 3:00 p.m. at the executive offices of San Diego Gas & Electric Company, 8330 Century Park Court, San Diego, California. Each of the companies is a subsidiary of Sempra Energy.

The Annual Meeting of each company will be held for the following purposes:

(1) To elect directors for the ensuing year.

(2) To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 10, 2009, are entitled to notice of and to vote at the Annual Meeting of each company of which they are a shareholder.

The Annual Meetings are business-only meetings. They will not include any presentations by management and the companies do not encourage shareholder attendance.

Only shareholders are entitled to attend the Annual Meetings. Shareholders who own shares registered in their names will be admitted to the meetings upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

You likely received a notice in the mail regarding the Internet availability of the Information Statement and the Annual Report to Shareholders of Sempra Energy, which includes information for San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises, instead of a paper copy of these materials. If you received a paper copy of these materials, it is only because you previously requested to receive paper copies. The Securities and Exchange Commission has adopted a rule that allows companies in all other cases to furnish these documents over the Internet. You can view these documents on the Internet at www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=25969. Information at such website does not otherwise constitute part of this Information Statement.

Jennifer F. Jett

Corporate Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises are providing this Information Statement to their shareholders in connection with their respective Annual Meetings of Shareholders to be held on June 1, 2009. It is being made available to shareholders beginning April 17, 2009.

THE COMPANIES

San Diego Gas & Electric Company, which we refer to as SDG&E, and Southern California Gas Company, which we refer to as SoCalGas, are indirect investor-owned public utility subsidiaries of Sempra Energy. Pacific Enterprises, which we refer to as PE, is a direct subsidiary of Sempra Energy and the parent corporation of SoCalGas. We refer to SDG&E and SoCalGas collectively as the Sempra Energy utilities. We refer to the three companies collectively as the companies.

SDG&E’s principal executive offices are located at 8330 Century Park Court, San Diego, California, 92123-1530. Its telephone number is (619) 696-2000.

SoCalGas’ principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California, 90013-1011. Its telephone number is (213) 244-1200.

PE’s principal executive offices are located at 101 Ash Street, San Diego, California, 92101-3017. Its telephone number is (619) 696-2020.

OUTSTANDING SHARES AND VOTING RIGHTS

SDG&E

SDG&E’s Board of Directors has fixed April 10, 2009, as the record date for determining the shareholders of SDG&E entitled to notice of and to vote at the SDG&E Annual Meeting. On that date, SDG&E’s outstanding shares consisted of 116,583,358 shares of common stock, 1,373,770 shares of cumulative preferred stock and 2,040,000 shares of preference stock. All SDG&E common stock is owned by Enova Corporation, a wholly-owned direct subsidiary of Sempra Energy.

In electing directors, each share of cumulative preferred stock is entitled to two votes and each share of common stock is entitled to one vote for each of the three director positions, but cumulative voting for directors is not permitted. In voting on any other matters that may be considered at the Annual Meeting, each share of cumulative preferred stock is entitled to two votes and each share of common stock is entitled to one vote. Shares of preference stock do not have any voting rights with respect to the matters to be considered at the Annual Meeting.

The shares of SDG&E owned by Enova Corporation and indirectly owned by Sempra Energy represent over 97% of SDG&E’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the SDG&E Annual Meeting.

SoCalGas

SoCalGas’ Board of Directors has fixed April 10, 2009, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Meeting. On that date, SoCalGas’ outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by PE.

In electing directors, each share is entitled to one vote for each of the three director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of SoCalGas owned by PE and indirectly owned by Sempra Energy represent over 99% of SoCalGas’ outstanding shares and the number of votes entitled to be cast on the matters to be considered at the SoCalGas Annual Meeting.

PE

PE’s Board of Directors has fixed April 10, 2009, as the record date for determining the shareholders of PE entitled to notice of and to vote at the PE Annual Meeting. On that date, PE’s outstanding shares consisted of 83,917,664 shares of common stock, all of which is owned by Sempra Energy, and 800,253 shares of preferred stock, all of which is publicly held.

In electing directors, each share is entitled to one vote for each of the three director positions, but cumulative voting for directors is not permitted. In voting on any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of PE owned by Sempra Energy represent over 99% of PE’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the PE Annual Meeting.

GOVERNANCE OF THE COMPANIES

The business and affairs of SDG&E, SoCalGas and PE are managed under the direction of their respective Boards of Directors in accordance with the California General Corporation Law as implemented by their respective Articles of Incorporation and Bylaws. During 2008, the board of SDG&E held 12 meetings and acted 12 times by unanimous written consent; the board of SoCalGas held 11 meetings and acted 7 times by unanimous written consent; and the board of PE held 8 meetings and acted 4 times by unanimous written consent. Each director attended at least 75% of the meetings.

SDG&E, SoCalGas and PE are subsidiaries of Sempra Energy and are not subject to stock exchange listing standards requiring independent directors and various board committees. All of the directors of the three companies are also officers of the companies or Sempra Energy and, as such, none is an independent director. The boards of the companies do not maintain any committees. Nominees for election as directors are determined by the board of each company and the boards will not consider director candidates recommended by shareholders other than their respective direct and indirect parent companies.

Sempra Energy’s Board of Directors is composed of a substantial majority of independent directors and maintains standing Audit, Compensation and Corporate Governance Committees composed solely of independent directors. The Sempra Energy Board of Directors has also adopted a Code of Business Conduct and Ethics for Directors and Officers that is applicable to the directors and officers of the companies.

Securities and Exchange Commission rules require each company to disclose certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any members of their immediate families, has or will have a direct or indirect material interest. Each board has adopted a policy that requires the board to review any such “related party transaction” before the company enters into the transaction. There have been no transactions or proposed transactions requiring such review during 2008 or 2009.

Shareholders who wish to communicate with the boards of the companies or an individual director may do so by writing directly to the board or the director at the address of the applicable company set forth under the caption “The Companies.”

The Annual Meetings of Shareholders of SDG&E, SoCalGas and PE are business-only meetings without presentations by management. The companies do not encourage attendance at the meetings by public shareholders. Last year, all of the directors attended the meetings.

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SDG&E, SoCalGas and PE, are expected to attend the Annual Meetings of Shareholders. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Deloitte & Touche also serves as the independent registered public accounting firm for Sempra Energy.

The following table shows the fees paid to Deloitte & Touche for services provided to SDG&E, SoCalGas and PE for 2007 and 2008 (in thousands of dollars).

	SoCalGas and PE				SDG&E
	2008		2007		2008		2007
	Fees	% of Total	Fees	% of Total	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Financial Statements and Internal Controls Audit	$1,712		$2,334		$1,712		$2,334
SEC Filings and Related Services	33		—		40		46

Total Audit Fees	1,745	95%	2,334	96%	1,752	89%	2,380	93%

Audit-Related Fees
Employee Benefit Plan Audits	90		87		90		86
Other Audit-Related Services	—		—		—		75

Total Audit-Related Fees	90	5%	87	4%	90	5%	161	6%

Tax Fees
Tax Planning and Compliance	—		—		119		—
Other Tax Services	—		—		—		34

Total Tax Fees	—		—		119	6%	34	1%

All Other Fees	—		—		—		—

Total Fees	$1,835		$2,421		$1,961		$2,575

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including SDG&E, SoCalGas and PE. Sempra Energy’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate, and that the chair of the committee is an audit committee financial expert.

Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Boards of Directors of SDG&E, SoCalGas and PE have reviewed the audited financial statements of the respective companies for the year ended December 31, 2008, with management and Deloitte & Touche LLP, the independent registered public accounting firm.

The boards also have discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board. They also have received from Deloitte & Touche a letter providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board with respect to their independence.

Based on these considerations, the Boards of Directors directed that the audited financial statements of the companies be included in their joint Annual Report on Form 10–K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

BOARDS OF DIRECTORS

Debra L. Reed, Chair

Michael R. Niggli

Mark A. Snell1

February 23, 2009

[1]	Mr. Snell was a director of each company until his resignation on March 31, 2009.

SHARE OWNERSHIP

All of the outstanding SDG&E common stock is owned by Enova Corporation and all of the outstanding SoCalGas common stock is owned by PE. All of the outstanding common stock of both Enova Corporation and PE is owned by Sempra Energy. None of the directors or officers of the companies owns any preferred or preference shares of the companies.

The following table sets forth the number of shares of Sempra Energy common stock beneficially owned on April 2, 2009, by each director of the companies, by each executive officer of the companies who is named in the compensation tables of this Information Statement (other than Mr. Arriola who resigned on October 29, 2008), and by all directors and executive officers of the companies as a group. These shares, upon giving effect to the exercise of exercisable options, represent less than 1% of Sempra Energy’s outstanding shares.

Share Ownership	Current Beneficial Holdings (A)	Shares Subject To Exercisable Options (B)	Phantom Shares (C)	Total
Jeffrey W. Martin	7,137	4,775	334	12,246
Michael R. Niggli	136,306	106,625	5,264	248,195
Debra L. Reed	94,472	137,300	11,160	242,932
Robert M. Schlax	10,055	5,700	1,109	16,864
Anne S. Smith	29,379	48,700	1,310	79,389
Lee M. Stewart	60,637	59,500	7,158	127,295
SDG&E Directors and Executive Officers as a group (9 persons) (D)	445,250	425,150	34,719	905,119
SoCalGas Directors and Executive Officers as a group (8 persons) (D)	419,134	405,050	29,630	853,814
PE Directors and Executive Officers as a group (4 persons) (D)	247,970	254,400	17,867	520,237

(A)	Includes unvested shares of restricted stock that may be voted but are not transferable until they are vested and transfer restrictions terminated. These total 5,608 shares for Mr. Martin; 39,083 shares for Mr. Niggli; 47,793 shares for Ms. Reed; 9,584 shares for Mr. Schlax; 20,978 shares for Ms. Smith; 22,470 shares for Mr. Stewart; 201,396 shares for all SDG&E directors and executive officers as a group; 179,779 shares for SoCalGas directors and executive officers as a group; and 102,068 shares for all PE directors and executive officers as a group.

(B)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(C)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy common stock. These shares cannot be voted or transferred but track the performance of Sempra Energy common stock.

(D)	Mr. Martin is a director of all three companies. Ms. Reed and Mr. Niggli are directors and officers and Mr. Schlax is an officer of all three companies. Mr. Stewart and Ms. Smith are officers of both SDG&E and SoCalGas.

Sempra Energy has approximately 256,000 shareholders. There are no persons known to Sempra Energy to beneficially own more than 5% of its outstanding shares.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 17,511,484 shares of Sempra Energy common stock (approximately 7.2% of the outstanding shares) for the benefit of employees as of April 2, 2009.

Directors and executive officers of each of the companies are required to file reports with the Securities and Exchange Commission regarding their ownership of shares of the companies of which they are an officer or director. Based solely on a review of copies of the reports that have been furnished to the companies and written representations from directors and executive officers that no other reports were required, the companies believe that all filing requirements applicable to their respective directors and officers were timely met during 2008.

ELECTION OF DIRECTORS

The Board of Directors of each company consists of three directors. At the Annual Meeting of each company, three directors will be elected to hold office until the next Annual Meeting of the company and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

The names of the three nominees for election as directors of the companies and biographical information regarding each nominee are set forth below. They have been nominated as a director of each company by the respective boards of the companies. With the exception of Mr. Martin, who joined Sempra Energy in late 2004, the directors have held the positions set forth below or various positions with the same or affiliated organizations for at least the last five years.

Jeffrey W. Martin, 47, became a director of each company in April 2009. He is the Vice President of Investor Relations for Sempra Energy. Prior to joining Sempra Energy in December 2004, he served as the President and a director of TruePricing, Inc., an energy technology and advanced metering company.

Michael R. Niggli, 59, has been a director of each company since 2007. He is the Chief Operating Officer of all three companies.

Debra L. Reed, 53, has been a director of each Sempra Energy utility since 2001 and a director of PE since 2006. She is the President, Chief Executive Officer and Chair of the Board of all three companies. She is also a director of Genentech, Inc. and Halliburton Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Sempra Energy utilities are indirect subsidiaries of Sempra Energy. All of the executive officers of PE are also executive officers of SDG&E or SoCalGas and do not receive additional compensation for their services as officers of PE.

The compensation philosophy of the Sempra Energy utilities emphasizes:

•	Pay-for-performance
•	Performance-based incentives aligned with shareholders
•	Balance between short-term and long-term incentives
•	More pay at risk at higher levels of responsibility

The Sempra Energy utilities’ executive compensation programs align pay with short- and long-term company performance. They also support the attraction, motivation and retention of key executive talent. Program goals include:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics
•	Aligning compensation with company performance and the interests of shareholders
•	Motivating executives to achieve superior performance
•	Strongly linking executive compensation to both annual and long-term company and individual performance

What this means is that company performance is the key indicator of whether the programs are effective.

Benchmarking

The Sempra Energy utilities use benchmarking as an element in determining 1) the compensation for various positions, and 2) the percentage of each component of total compensation. Benchmarking also helps to align pay levels, in total and by component, with the market.

National benchmark data is gathered annually by Hewitt Associates, an internationally recognized compensation and benefits consulting firm, and through other executive compensation surveys. During this benchmarking process, the Sempra Energy utilities:

•

Review the labor market for executive positions using a broad cross-section of companies in various industries with data provided by Hewitt Associates that encompasses the 163 non-financial companies in the Fortune 500 that participate in Hewitt’s Total Compensation Database. Data for utility-specific positions is also reviewed periodically.

•

Review summary statistics and statistics adjusted for company size with the goal of managing total pay opportunities to the median of this data. Actual total pay levels will rise above or fall below that standard as a result of company and individual performance.

•

Use internal equity to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

Compensation Components

The primary components of the Sempra Energy utilities’ compensation program are:

•	Base salaries
•	Performance-based annual bonuses
•	Long-term Sempra Energy equity-based incentive awards

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

Pay Mix

How much weight is put on each of the primary components of the Sempra Energy utilities’ compensation program determines the “Pay Mix.”

The table below shows the percent of total pay at company target performance that comes from each major pay component. The Sempra Energy utilities’ pay mix aligns executive pay with the interests of shareholders by providing a much greater portion of pay through performance-based annual and long-term incentives rather than base salary. This means that most pay is “at risk” and will go up or down with company performance.

Pay Components of Total Compensation	Base Salary	Annual Bonus at Target	Long-Term Incentives at Target

Debra L. Reed	29.4%	17.7%	52.9%
Michael R. Niggli	29.4%	17.7%	52.9%
Lee M. Stewart	34.5%	17.2%	48.3%
Anne S. Smith	34.5%	17.2%	48.3%
Robert M. Schlax	42.6%	19.1%	38.3%

Actual pay mix may vary substantially from that shown in the table. This may occur as a result of company performance, which greatly affects annual bonuses and the value of long-term incentives.

1. Base Salaries

The Sempra Energy utilities’ executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards under the Sempra Energy Long Term Incentive Plan. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Salaries for the executive officers are targeted at the median of those for the Fortune 500 companies. Using national general industry comparisons helps attract and retain top-quality executive talent from a broad range of backgrounds.

The boards annually review base salaries for executive officers, and consider the following:

• Approximate mid-range of Fortune 500 salary data • Individual contribution and performance • Labor market conditions • Reporting relationships • Company performance	• Retention needs • Experience • Complexity and importance of roles and responsibilities • Succession planning • Internal equity

Based on a review of market data, performance and internal equity, base salary adjustments were made on January 1, 2008. The base salary of the Sempra Energy utilities’ Chief Executive Officer was increased by 4.20% to $575,100. Increases for other executive officers ranged from 2.93% to 5.28%.

2. Performance-Based Annual Bonuses

Each year the Boards of Directors establish performance guidelines for annual bonuses. Consistent with the boards’ pay-for-performance philosophy, the guidelines do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase for performance above the threshold level. Performance at target is intended to result in bonuses at the mid-point of those for executives with comparable levels of responsibility at Fortune 500 companies.

Potential bonuses at threshold, target and maximum company performance are expressed as a percentage of each executive officer’s base salary. The table below illustrates how these percentages vary with the individual officer’s position and attainment of goals. In 2008, bonus opportunities were as follows:

Bonus Potential as a Percent of Base Salary	Threshold	Target	Maximum

Debra L. Reed	0%	60%	120%
Michael R. Niggli	0%	60%	120%
Lee M. Stewart	0%	50%	100%
Anne S. Smith	0%	50%	100%
Robert M. Schlax	0%	45%	90%

These target bonus potentials and percentages are consistent with the leverage typically found in bonus plans at Fortune 500 companies. Bonus payouts at maximum approximate the 75th percentile of bonus payouts among peer companies. Extraordinary company or individual performance may result in the payment of bonuses above the guidelines.

Performance Goals for Annual Bonuses

The Boards of Directors selected the Sempra Energy utilities’ earnings before interest and taxes (EBIT), operational measures and Sempra Energy net income as the performance measures for the 2008 bonus plan. The relative weights of these measures as a percentage of the overall target were 55%, 15% and 30%, respectively.

The table below shows the financial criteria for 2008 bonuses in millions of dollars:

2008 Financial Goals for Bonus Purposes	Threshold	Target	Maximum

Sempra Energy utilities’ EBIT	$940	$980	$1,020
Sempra Energy Net Income	$585	$650	$715

The Sempra Energy utilities’ earnings before interest and taxes target of $980 million was based on their annual financial plan. The Sempra Energy net income target of $650 million was based on anticipated business unit earnings excluding earnings from Sempra Commodities and the RBS Sempra Commodities joint venture.

Results for the financial performance measures were based on the amounts reported in the financial statements of the Sempra Energy utilities and Sempra Energy with the following exclusions:

•	Any one-time extraordinary gains or losses related to the 2001-2002 California energy crisis
•	The positive or negative impact of any major changes in accounting rules that were unknown or unanticipated at the beginning of the plan year
•	90% of any gains or losses from the sale or write-down of assets

Targets for utility operational measures were based on maintaining or improving safety, customer satisfaction and reliability and the completion of major projects. Safety targets focus on reducing the number of motor vehicle and workplace accidents. Customer satisfaction targets measure customer satisfaction with customer contact centers and field personnel. Reliability targets seek to minimize the number and duration of interruptions in the delivery of electricity and gas.

2008 Performance-Based Annual Bonuses

The Sempra Energy utilities’ earnings before interest and taxes for bonus purposes was $1.045 billion and overall performance for utility operational measures exceeded target. Sempra Energy 2008 net income for bonus purposes was $741 million.

As a result, overall performance for the Sempra Energy utilities’ 2008 bonuses was at 190.7% of targeted performance levels. Based on this performance and their consideration of the contributions of each executive officer, the Boards of Directors approved the payment of the annual bonuses shown in the following table.

Bonuses Paid for 2008 Performance	Base Salary at Year-End 2008	x	Bonus Percentage	=	Bonus*

Debra L. Reed	$575,100		114.40%		$657,900
Michael R. Niggli	$453,000		114.40%		$518,300
Lee M. Stewart	$333,800		95.33%		$318,300
Anne S. Smith	$320,900		95.33%		$306,000
Robert M. Schlax	$259,140		85.80%		$222,400

*	Rounded up to the nearest $100

3. Long-Term Equity-Based Incentives

Long-term equity-based incentives are the largest single component of each executive officer’s compensation package. The estimated grant date fair values of awards to the Sempra Energy utilities’ executive officers have generally been between the median and the 75th percentile of market data.

What Type of Equity is Granted?

In 2008, the grant date fair value of long-term incentive plan awards was 80% in performance-based restricted stock units (RSUs) and 20% in nonqualified stock options.

Why is this Mix of Equity Used?

The Boards of Directors believe that the combination of stock options and performance-based restricted stock units appropriately rewards both absolute stock price growth and stock price growth relative to industry peers.

What is the Grant Date Fair Value of Equity?

The estimated grant date fair values of equity awards have generally been between the median and the 75th percentile of market data. However, the actual amounts realized by equity award recipients will depend on future stock price performance. These amounts will not necessarily track with the grant date value targets.

The table below illustrates the estimated grant date fair value of 2008 awards as a percentage of base salary. These percentages are unchanged from last year.

Estimated Grant Date Values for 2008 as a % of Base Salary	Percent of Value in
	Performance- Based RSUs 80%	+	Stock Options 20%	=	Total 100%

Debra L. Reed	144%		36%		180%
Michael R. Niggli	144%		36%		180%
Lee M. Stewart	112%		28%		140%
Anne S. Smith	112%		28%		140%
Robert M. Schlax	72%		18%		90%

Why Performance-Based Restricted Stock Units?

Stock options are an important component of shareholder-aligned executive compensation; however, a more direct link to performance in comparison to indexes and peers was sought. To achieve this result, performance-based restricted stock units are used as the major component of the equity grants. An additional advantage of performance-based restricted stock units is that, in comparison to stock options, fewer shares are required to deliver the same economic value. This results in lower dilution.

Performance Goals for Restricted Stock Units

Each performance-based restricted stock unit represents the right to receive between zero and 1.5 shares of Sempra Energy common stock based on Sempra Energy’s four-year cumulative total shareholder return compared to the S&P 500 Utilities Index as shown in the table below. The plan pays out performance-based dividend equivalents at the end of the performance period based on the number of shares earned.

Four-Year Cumulative Total Shareholder Return Ranking versus S&P 500 Utilities Index *	Number of Sempra Energy Common Shares Received for Each Restricted Stock Unit

75th Percentile or Above	1.5
50th Percentile	1.0
35th Percentile or Below	0.0

*	If Sempra Energy ranks at or above the 50th percentile compared to the S&P 500 Utilities Index, participants will receive a minimum of 1.0 shares.

Results for the Four-Year Performance Period Ending December 31, 2008

Sempra Energy’s relative total shareholder return from 2005 to 2008 met the 66th percentile of the S&P 500 Utilities Index. As a result, 100% of the performance-based restricted stock for the 2005-2008 Long Term Incentive Plan cycle was released to plan participants.

Why Stock Options?

While playing a lesser role in the Sempra Energy utilities’ current pay program, Sempra Energy stock options remain an appropriate and highly motivating vehicle for delivering long-term incentives. Stock options become exercisable in equal annual installments over a four-year period. Options provide a direct link with shareholder interests, as they have no compensation value unless Sempra Energy’s stock price increases above the grant date price.

Equity Award Practices

Sempra Energy has maintained the following equity award practices for many years:

•	Awards are granted under a shareholder-approved plan
•	All grants of stock options are made at 100% of fair market value
•	Fair market value is defined as the closing price of Sempra Energy common stock on the date of grant
•	Sempra Energy does not backdate grants of awards
•	Sempra Energy does not coordinate the grant of awards with the release of material information to result in favorable pricing
•	Grants are not repriced
•	The Compensation Committee of the Sempra Energy Board of Directors authorizes the grant of equity-based incentive awards on the first trading day of the upcoming new year

This approach allows maintenance of the pay mix previously described.

In making the grants:

•	A dollar value is specified based on percentage of base salary
•	The dollar value is allocated between restricted stock units and stock options
•	The number of shares granted each year is based on a dollar value, as opposed to a fixed number of shares

On the January grant date:

•	The precise number of shares to be granted to each executive officer for each type of award is calculated
•	Black-Scholes and Monte Carlo valuation models are applied using the closing price of Sempra Energy common stock on the grant date
•	The closing price of Sempra Energy common stock on the grant date establishes the exercise price for stock options

Equity awards may also be granted upon the hiring or promotion of executive officers.

Benefit Plans

The Sempra Energy utilities’ executive officers also participate in other benefit programs including: 1) Health, Life Insurance and Disability Plans; 2) Retirement Plans; 3) Savings and Deferred Compensation Plans; and 4) Other Benefits Programs.

1. Health, Life Insurance and Disability Plans

The Sempra Energy utilities’ executive officers participate in life, disability, medical, dental and vision insurance group plans that are available to virtually all employees. These are common benefits essential to attracting a high-quality workforce.

In addition to the basic group plans, certain Sempra Energy utilities executive officers also participate in the following:

•	A Medical Insurance Plan providing up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents
•	A Life Insurance Plan providing additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees)
•

A Long Term Disability Plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic Long Term Disability Plan

2. Retirement Plans

Executive officers participate in the Cash Balance and Cash Balance Restoration Plans, and most also participate in a Supplemental Executive Retirement Plan.

The Cash Balance Plan is a tax-qualified pension plan available to most employees. Executive officers also participate with numerous other employees in a Cash Balance Restoration Plan. This plan restores the benefits that would have been payable under the Cash Balance Plan but for Internal Revenue Code limitations on tax-qualified plans.

The Supplemental Executive Retirement Plan (SERP) provides certain executive officers with retirement benefits based on the executive’s final average pay,2 years of service, and age at retirement. SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan and Cash Balance Restoration Plan. Benefits under these plans use the same interest rates for calculating lump sums as used in the broad-based employee plans.

Each plan uses only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

The Boards of Directors believe that retirement, savings and deferred compensation plans, in general, and the SERP in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

3. Savings and Deferred Compensation Plans

Executive officers, together with most other employees, also participate in a broad-based, tax-qualified 401(k) Savings Plan.

Employees may contribute a portion of their pay to the plan for investment on a tax-deferred basis. The Sempra Energy utilities match one-half of the first 6% of the employee’s contributions. They also make an additional contribution of up to 1% of base pay if Sempra Energy meets or exceeds annual earnings targets. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans. These benefits are restored through a deferred compensation plan. All employee contributions, matching company contributions, and investment earnings vest immediately.

Executive officers also may defer up to 100% of their base salary and bonus under a Deferred Compensation Plan. These deferrals may be directed into funds that mirror the investments available under the 401(k) Savings Plans, including a Sempra Energy phantom stock account, or into a fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or Moody’s plus 1%.

4. Other Benefits Programs

The Sempra Energy utilities provide certain other typical benefits to executive officers. The level and types of these benefits are reviewed each year to ensure that they are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services and excess personal liability insurance. The Chief Executive Officer and the Chief Operating Officer are provided with an executive security specialist for personal and business driving in the context of an overall security plan.

[2]	Final average pay is the average of the two highest years of base salary and average of the three highest annual bonuses prior to retirement.

Severance Pay and Change in Control Arrangements

Why Does the Company Provide Severance Agreements?

Sempra Energy utilities’ executive officers have severance pay agreements that include change in control features. The agreements were updated in 2008 to ensure compliance with Section 409A of the Internal Revenue Code.

Severance arrangements are a prevalent market practice. The Sempra Energy utilities believe that they are effective in attracting executives who are leaving an existing employer, mitigating legal issues upon a separation of employment and retaining talent during uncertain times. By mitigating the effects of potential job loss, they reinforce management continuity, objectivity and focus on shareholder value, particularly in actual or potential change in control situations.

What Benefits do Severance Pay Agreements Provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when an executive officer’s employment is terminated other than for cause, death or disability, or when the executive terminates his or her employment for “good reason.” A termination for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that effectively force the executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

To the extent that the executive officers would incur excise taxes in connection with severance payments, their severance agreements provide that they will be made whole for these taxes. These are taxes above and beyond regular income taxes.

Under the Sempra Energy Long Term Incentive Plan, upon a change in control of Sempra Energy, all Sempra Energy stock options vest and become immediately exercisable, and all performance and time restrictions lift for outstanding Sempra Energy restricted stock and restricted stock unit grants.

Acceleration of equity awards in change in control situations is the predominant industry practice for existing equity plans. This approach creates a clean slate for the emerging organization and allows for alignment with metrics that are forward looking and appropriate to a newly created company and management team.

Evaluating and Compensating the CEO

Goals and objectives relevant to the compensation of the Sempra Energy utilities’ Chief Executive Officer are reviewed and approved annually. These goals and objectives are based primarily upon objective criteria, including business performance; accomplishment of strategic and financial objectives; development of management; and other matters relevant to the short-term and long-term success of the companies and the creation of shareholder value.

The Chief Executive Officer’s performance is evaluated annually in light of these criteria and the results of that evaluation are communicated to her. Her compensation level, including base salary and awards under annual and long-term incentive plans, is based upon this evaluation.

Impact of Regulatory Requirements

Many Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay. They are taken into consideration to create and maintain plans that are efficient and in full compliance with these requirements.

Share Ownership Guidelines

Share ownership guidelines have been established for the Sempra Energy utilities’ executive officers to further strengthen the link between company performance and compensation. The guidelines set minimum levels of Sempra Energy common stock ownership that officers are encouraged to achieve and maintain.

The guidelines are:

Executive Level	Share Ownership Guidelines
President and Chief Executive Officer	2x base salary
Chief Operating Officer	2x base salary
Senior Vice Presidents and Vice Presidents	1x base salary

For purposes of the guidelines, share ownership includes shares owned directly or through benefit plans, deferred compensation that executives invest in phantom shares and the vested portion of certain in-the-money stock options. Executive officers are expected to meet these guidelines within five years of hire or any officer level promotion. All officers are in compliance with the guidelines.

Employees, including executive officers, are prohibited from trading in puts, calls, options or other future rights to purchase or sell shares of Sempra Energy and its subsidiaries.

Conclusion

The Sempra Energy utilities’ executive compensation program is structured to provide competitive pay opportunities (levels found in the marketplace) and to reward outstanding individual and corporate performance.

For 2008, the total direct compensation (base salaries, bonuses paid, and the grant date value of long-term incentives) of Sempra Energy utilities’ executive officers generally fell within the third quartile (between the 50th percentile and 75th percentile) of the Fortune 500 market data.

Salaries are competitive and performance-based incentives are strongly aligned with the interests of shareholders. The Boards of Directors will continue to monitor pay programs for alignment with performance, shareholder interests and competitive labor markets. They will continue to offer the programs necessary to attract, retain and motivate top executive talent.

COMPENSATION REPORT OF THE BOARDS OF DIRECTORS

The Boards of Directors of SDG&E, SoCalGas and PE have reviewed and discussed with management of the companies the Compensation Discussion and Analysis included in this Information Statement and, based upon that review and discussion, authorized that it be so included.

Boards of Directors

Debra L. Reed, Chair

Michael R. Niggli

Jeffrey W. Martin

April 1, 2009

EXECUTIVE COMPENSATION

The table below summarizes for the last three years the compensation of the executive officers of SDG&E, SoCalGas and PE for whom compensation is required to be included in this Information Statement.

Summary Compensation Table (A)	Year	Salary	Stock Awards (C)	Option Awards (C)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (D)	All Other Compen- sation (E)	Total
			Amount expensed for restricted stock and restricted stock units	Amount expensed for stock options	Performance- based annual cash bonus	Pension accruals and above-market interest on non-qualified deferred compensation
Debra L. Reed	2008	$574,119	$812,751	$180,156	$657,900	$428,388	$79,988	$2,733,302
Chair of the Board, President	2007	$546,957	$881,517	$148,063	$529,000	$212,917	$168,417	$2,486,871
and Chief Executive Officer	2006	$496,956	$915,497	$134,918	$505,300	$13,785	$155,452	$2,221,908
Michael R. Niggli (B)	2008	$452,290	$849,045	$185,367	$518,300	$686,073	$62,266	$2,753,341
Chief Operating Officer	2007	$431,484	$1,039,867	$227,755	$418,100	$569,940	$79,788	$2,766,934
	2006	$414,618	$1,234,467	$244,038	$475,600	$398,348	$164,266	$2,931,337
Lee M. Stewart	2008	$333,398	$489,069	$105,680	$318,300	$22,774	$65,622	$1,334,843
Senior Vice President –	2007	$319,395	$644,008	$133,015	$259,000	$509,869	$98,191	$1,963,478
Gas Operations	2006	$305,768	$821,076	$147,179	$245,500	$103,874	$147,073	$1,770,470
Anne S. Smith	2008	$320,240	$865,995	$228,846	$306,000	$271,187	$38,226	$2,030,494
Senior Vice President –	2007	$300,331	$374,793	$64,400	$243,900	$147,102	$56,373	$1,186,899
Customer Services	2006	$284,849	$382,837	$58,273	$228,900	$8,850	$79,847	$1,043,556
Robert M. Schlax	2008	$247,700	$118,358	$35,144	$222,400	$28,233	$23,048	$674,883
Vice President, Chief Financial	2007	$226,726	$73,420	$22,967	$168,500	$25,295	$28,108	$545,016
Officer and Controller	2006	$200,000	$36,313	$10,511	$144,400	$25,675	$28,225	$445,124
Dennis V. Arriola (B)	2008	$298,578	$(409,310)	$(50,076)	$—	$22,388	$33,121	$(105,299)
Senior Vice President and	2007	$318,397	$379,411	$63,551	$258,200	$125,142	$71,742	$1,216,443
Chief Financial Officer	2006	$291,381	$387,110	$56,515	$267,100	$9,188	$82,307	$1,093,601

(A)	Each of the named executive officers is an executive officer of both SDG&E and SoCalGas. Ms. Reed and Messrs. Niggli and Schlax are also executive officers of PE but are not additionally compensated for their services as such.

(B)	Messrs. Niggli and Arriola became executive officers of each company on October 7, 2006. Amounts shown for 2006 include those attributable to the portion of that year during which they served as executive officers of Sempra Energy and its other subsidiaries. Mr. Arriola resigned on October 29, 2008.

(C)	Amounts recognized as compensation expense for the year in respect to outstanding awards, including those granted in prior years, calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Note 10 of the Notes to Consolidated Financial Statements included in the joint Annual Report to Shareholders of Sempra Energy, SDG&E, PE and SoCalGas but disregarding estimates of forfeitures related to service- based vesting conditions. Negative amounts for Mr. Arriola reflect the reversal of previously reported expense amounts for awards forfeited upon his resignation.

A Monte Carlo pricing model is used to calculate the fair value of performance-based restricted stock and restricted stock units and a modified Black-Scholes pricing model is used to calculate the fair value of service-based stock options. The principal assumptions used in determining fair values are described in Note 10 of the Notes to Consolidated Financial Statements included in the joint Annual Report to Shareholders of Sempra Energy, SDG&E, PE and SoCalGas. For awards granted after 2005, fair value is recognized as compensation expense over the shorter of the four-year vesting period or the period to the executive’s retirement eligibility date, with awards made to retirement eligible executives fully expensed in the year in which they are granted. Fair value for awards granted before 2006 is calculated as of January 1, 2006, and compensation expense is recognized over the vesting period.

Compensation expense for the one service-based restricted stock award (a 2004 award to Mr. Niggli) is recognized over the vesting period.

The following tables set forth our 2008 compensation expense for restricted stock, restricted stock units and stock options granted in 2008 and prior years.

2008 Restricted Stock and Restricted Stock Unit Expense	Year of Award
	2008	2007	2006	2005	2004	Total
Debra L. Reed	$207,510	$192,777	$174,894	$237,570	$—	$812,751
Michael R. Niggli	$655,572	$—	$—	$201,519	$(8,046)	$849,045
Lee M. Stewart	$375,368	$—	$—	$113,701	$—	$489,069
Anne S. Smith	$359,506	$244,365	$158,591	$103,533	$—	$865,995
Robert M. Schlax	$44,938	$37,107	$36,313	$—	$—	$118,358
Dennis V. Arriola	$—	$(86,885)	$(141,967)	$(180,458)	$—	$(409,310)

2008 Stock Option Expense	Year of Award
	2008	2007	2006	2005	2004	Total
Debra L. Reed	$56,205	$63,318	$51,205	$9,428	$—	$180,156
Michael R. Niggli	$177,358	$—	$—	$8,009	$—	$185,367
Lee M. Stewart	$101,169	$—	$—	$4,511	$—	$105,680
Anne S. Smith	$97,422	$80,964	$46,354	$4,106	$—	$228,846
Robert M. Schlax	$12,178	$12,456	$10,510	$—	$—	$35,144
Dennis V. Arriola	$—	$(21,539)	$(20,212)	$(8,325)	$—	$(50,076)

For additional information regarding stock awards and option awards, please see the discussion under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

(D)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under defined benefit and other pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2008 amounts are:

2008 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above- Market Interest	Total
Debra L. Reed	$404,862	$23,526	$428,388
Michael R. Niggli	$644,402	$41,671	$686,073
Lee M. Stewart	$(366,344)	$22,774	$(343,570)
Anne S. Smith	$254,928	$16,259	$271,187
Robert M. Schlax	$28,233	$—	$28,233
Dennis V. Arriola	$(566,813)	$22,388	$(544,425)

In accordance with Securities and Exchange Commission rules, decreases in pension plan benefits have not been reflected in the Summary Compensation Table.

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(E)	All Other Compensation amounts for 2008 are:

2008 All Other Compensation	Company 401(k) and Related Plan Contributions	Insurance Premiums	Other	Total
Debra L. Reed	$38,563	$17,707	$23,718	$79,988
Michael R. Niggli	$30,061	$19,174	$13,031	$62,266
Lee M. Stewart	$20,966	$19,656	$25,000	$65,622
Anne S. Smith	$19,928	$8,048	$10,250	$38,226
Robert M. Schlax	$14,798	$1,250	$7,000	$23,048
Dennis V. Arriola	$19,888	$6,233	$7,000	$33,121

Amounts shown in the “Other” column consist of contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; and the incremental cost to the companies (mileage at Internal Revenue Service reimbursement rates and the hourly rate of drivers) of commuting and other personal use of company cars and drivers. These amounts do not include parking at company offices and the occasional personal use by executive officers of company property or services (including club memberships and tickets for sporting and entertainment events which at the time of personal use would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under Executive Incentive Plans. Longer-term incentives, typically performance-based restricted stock and restricted stock unit awards and service-based stock options, are provided under Sempra Energy’s Long Term Incentive Plan.

The table below summarizes 2008 grants of plan-based awards to each of the executive officers named in the Summary Compensation Table.

2008 Grants of Plan-Based Awards	Grant Date (A)	Authorization Date (A)	Estimated Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			Option Awards (Service-Based Stock Options) (D)		Grant Date Fair Value of Stock and Option Awards (E)
									Number of Shares	Exercise Price Per Share
			Threshold	Target	Maximum	Threshold	Target	Maximum
Debra L. Reed
Stock Options	1/02/08	12/03/07							18,000	$61.41	$224,820
Restricted Stock Units	1/02/08	12/03/07				—	15,700	23,550			$830,038
Annual Bonus			$—	$345,100	$690,200
Michael R. Niggli
Stock Options	1/02/08	12/03/07							14,200	$61.41	$177,358
Restricted Stock Units	1/02/08	12/03/07				—	12,400	18,600			$655,572
Annual Bonus			$—	$271,800	$543,600
Lee M. Stewart
Stock Options	1/02/08	12/03/07							8,100	$61.41	$101,169
Restricted Stock Units	1/02/08	12/03/07				—	7,100	10,650			$375,368
Annual Bonus			$—	$166,900	$333,800
Anne S. Smith
Stock Options	1/02/08	12/03/07							7,800	$61.41	$97,422
Restricted Stock Units	1/02/08	12/03/07				—	6,800	10,200			$359,507
Annual Bonus			$—	$160,500	$320,900
Robert M. Schlax
Stock Options	1/02/08	12/03/07							3,900	$61.41	$48,711
Restricted Stock Units	1/02/08	12/03/07				—	3,400	5,100			$179,754
Annual Bonus			$—	$116,700	$233,300
Dennis V. Arriola
Stock Options (F)	1/02/08	12/03/07							8,200	$61.41	$102,418
Restricted Stock Units (F)	1/02/08	12/03/07				—	7,200	10,800			$380,655
Annual Bonus			$—	$—	$—

(A)	Grant and authorization dates applicable to equity incentive and option awards, which consist of performance-based restricted stock units and service-based stock options granted under Sempra Energy’s Long Term Incentive Plan. Equity incentive awards are authorized by Sempra Energy’s Compensation Committee in December with awards granted on the first trading day of January. The committee specifies a dollar value and other terms for the awards to be granted to each executive officer and the percentage of that value to be allocated between performance-based restricted stock units and service-based stock options. On the January grant date, the precise number of shares to be granted to each executive officer is calculated by applying valuation models previously authorized by the committee and the closing price for shares of Sempra Energy common stock on that date. The closing price on the grant date also establishes the exercise price for the stock options. Awards may also be granted upon the hiring or promotion of executive officers.

(B)	Non-equity incentive awards consist of annual performance-based bonuses payable under Executive Incentive Plans. Amounts reported in the table represent estimates at the beginning of 2008 of bonuses expected to be paid under performance guidelines established at the beginning of the year. The performance guidelines were satisfied at levels resulting in near-maximum bonus payouts. These amounts are reported in the Summary Compensation Table as non- equity incentive plan compensation.

Bonus guidelines for 2008 for the Executive Incentive Plans of the Sempra Energy utilities were based on the earnings of the Sempra Energy utilities and Sempra Energy, and utility operational measures. Bonuses for targeted performance were set at levels ranging from 60% of base salary for the Chief Executive Officer to 45% of base salary for the Vice Presidents, CFO and Controller with maximum bonuses ranging from 120% to 90% of base salary.

(C)	Equity incentive plan awards consist of performance-based restricted stock units – the right to receive shares of Sempra Energy common stock subject to the satisfaction of long-term performance criteria – granted under Sempra Energy’s Long Term Incentive Plan. During the performance period, dividends are reinvested to purchase additional shares at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period other than by death or retirement after attaining age 55, the award is forfeited subject to earlier vesting upon a change of control of Sempra Energy or various events specified in the executive’s severance pay agreement. Sempra Energy typically permits each holder of restricted stock units the opportunity to sell to Sempra Energy (at the market price of its shares at the end of the performance period) a sufficient number of the vesting shares to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

Shares subject to restricted stock units granted in 2008 will vest or be forfeited at the beginning of 2012 based upon Sempra Energy’s total return to shareholders. The target number of shares will vest if Sempra Energy has achieved a cumulative total return to shareholders for a four-year performance period that places Sempra Energy among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index with additional shares vesting ratably for performance above the 50th percentile of the S&P 500 Utilities Index to the maximum number (150% of the target number) for performance at or above the 75th percentile of that index. If our performance does not place Sempra Energy among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index, shares will vest for performance above the 35th percentile of the S&P 500 Utilities Index declining from the target number of shares at the 50th percentile to zero at the 35th percentile.

(D)	All stock options are service-based options to purchase shares of Sempra Energy common stock granted under Sempra Energy’s Long Term Incentive Plan. They were granted at an exercise price equal to the closing market price of Sempra Energy’s common stock on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant, with immediate exercisability upon a change in control or various events specified in the executive’s severance pay agreement.

(E)	Grant date fair values are calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Note 10 of the Notes to Consolidated Financial Statements included in the joint Annual Report to Shareholders of Sempra Energy, SDG&E, PE and SoCalGas but disregarding estimates of forfeitures related to service-based vesting conditions. They do not necessarily correspond to the expense amounts shown in the Summary Compensation Table which reflect for each year that portion of grant date fair value recognized as compensation expense for awards in that year and prior years.

(F)	The 2008 grants to Mr. Arriola of performance-based restricted stock units and service-based stock options were forfeited upon his resignation.

Outstanding Equity Awards at Year-End

The table below summarizes for each of the executive officers named in the Summary Compensation Table grants of equity awards outstanding at December 31, 2008. The grants consist solely of stock options, restricted stock and restricted stock units.

Outstanding Equity Awards at Year-End							Stock Awards
		Option Awards (Service-Based Stock Options) (A)					Service-Based Restricted Stock			Performance-Based Restricted Stock and Restricted Stock Units (B)
		Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unvested Shares (C)		Market Value of Unvested Shares	Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares

	Grant Date	Exercisable	Unexer- cisable
Debra L. Reed	01/02/08	—	18,000	$61.41		01/01/18	—		—	16,033	$683,484
	01/03/07	4,575	13,725	$56.77		01/02/17	—		—	22,198	946,304
	01/03/06	9,500	9,500	$46.14		01/02/16	—		—	25,203	1,074,416
	01/03/05	13,950	4,650	$36.30		01/02/15	—		—	—	—
	01/02/04	30,000	—	$30.20		01/01/14	—		—	—	—
	01/02/03	40,300	—	$24.37		01/01/13	—		—	—	—
	01/02/02	20,500	—	$24.77		01/01/12	—		—	—	—

		118,825	45,875	$36.99	(D)					63,434	$2,704,204

Michael R. Niggli	01/02/08	—	14,200	$61.41		01/01/18	—		—	12,663	$539,822
	01/03/07	3,600	10,800	$56.77		01/02/17	—		—	17,404	741,938
	01/03/06	8,050	8,050	$46.14		01/02/16	—		—	21,359	910,522
	01/03/05	11,850	3,950	$36.30		01/02/15	—		—	—	—
	02/23/04	—	—	—		—	745	(E)	$31,771	—	—
	01/02/04	25,400	—	$30.20		01/01/14	—		—	—	—
	01/02/03	32,600	—	$24.37		01/01/13	—		—	—	—
	09/25/00	10,000	—	$19.00		09/24/10	—		—	—	—

		91,500	37,000	$37.02	(D)		745	(E)	$31,771	51,426	$2,192,282

Lee M. Stewart	01/02/08	—	8,100	$61.41		01/01/18	—		—	7,251	$309,091
	01/03/07	2,075	6,225	$56.77		01/02/17	—		—	10,005	426,503
	01/03/06	4,600	4,600	$46.14		01/02/16	—		—	12,281	523,550
	01/03/05	6,675	2,225	$36.30		01/02/15	—		—	—	—
	01/02/04	19,800	—	$30.20		01/01/14	—		—	—	—
	01/02/03	25,725	—	$24.37		01/01/13	—		—	—	—

		58,875	21,150	$36.75	(D)					29,537	$1,259,144

Anne S. Smith	01/02/08	—	7,800	$61.41		01/01/18	—		—	6,944	$296,031
	01/03/07	1,950	5,850	$56.77		01/02/17	—		—	9,379	399,847
	01/03/06	4,300	4,300	$46.14		01/02/16	—		—	11,427	487,129
	01/03/05	6,075	2,025	$36.30		01/02/15	—		—	—	—
	01/02/04	12,100	—	$30.20		01/01/14	—		—	—	—
	01/02/03	16,200	—	$24.37		01/01/13	—		—	—	—

		40,625	19,975	$39.16	(D)					27,750	$1,183,007

Robert M. Schlax	01/02/08	—	3,900	$61.41		01/01/18	—		—	3,472	$148,016
	01/03/07	900	2,700	$56.77		01/02/17	—		—	4,273	182,152
	01/03/06	1,950	1,950	$46.14		01/02/16	—		—	5,233	223,078

		2,850	8,550	$54.72	(D)					12,978	$553,246

Dennis V. Arriola	01/03/07	2,075	—	$56.77		01/27/09	—		—	—	$—
	01/03/06	3,750	—	$46.14		01/27/09	—		—	—	—
	01/03/05	6,075	—	$36.30		01/27/09	—		—	—	—
	01/02/04	13,100	—	$30.20		01/27/09	—		—	—	—
	01/02/03	5,000	—	$24.37		01/27/09	—		—	—	—

		30,000	—	$34.29	(D)					—	$—

(A)

Stock options to purchase shares of Sempra Energy common stock. They become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire twelve months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination.

(B)	Performance-based restricted stock and restricted stock units (rights to receive shares of Sempra Energy common stock). The awards will vest or will be forfeited in whole or in part at the end of a four-year performance period, based upon Sempra Energy’s total return to shareholders compared to market and peer group indexes and subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service and the termination occurs after one year of the applicable performance period has been completed, the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable four-year performance period. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited to the company.

The number of shares reported is the number of shares subject to the awards that would vest and their market value at December 31, 2008, based upon performance during the portion of the applicable performance period ended at that date. The number of shares that ultimately vest will depend upon the satisfaction of performance measures and may be fewer or greater than the number reported in the table.

(C)	Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(D)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively, $30.30 and $54.31 for Ms. Reed; $30.14 and $54.05 for Mr. Niggli; $30.53 and $54.08 for Mr. Stewart; $31.75 and $54.22 for Ms. Smith; $49.50 and $56.46 for Mr. Schlax; and $34.29 and $0 for Mr. Arriola.

(E)	These shares together with reinvested dividends will vest in 2009 subject only to the executive’s continued employment and to earlier vesting upon a change in control or various other events specified in the executive’s severance pay agreement.

Option Exercises and Stock Vested

The table below summarizes information regarding the stock options that were exercised and restricted stock that vested during 2008 for each of the executive officers named in the Summary Compensation Table.

2008 Options Exercised and Stock Vested	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)
Debra L. Reed	20,000	$671,314	28,196	$1,193,557
Michael R. Niggli	—	$—	24,647	$1,052,266
Lee M. Stewart	1,975	$67,901	13,495	$571,235
Anne S. Smith	6,300	$157,500	12,288	$520,149
Robert M. Schlax	—	$—	—	$—
Dennis V. Arriola	12,000	$392,304	—	$—

(A)	Difference between the market value of the option shares on the exercise date and the option exercise price.

(B)	Market value of vesting stock (including reinvested dividends) at the vesting date.

Pension Benefits

Executives participate in a Cash Balance Plan that is a broad-based tax-qualified retirement plan supplemented by a Cash Balance Restoration Plan that restores benefits lost due to Internal Revenue Service limitations on pay and benefits under tax-qualified pension plans. Under the Cash Balance and Cash Balance Restoration Plans, a notional account for each participant is annually credited with 7.5% of the participant’s annual salary and bonus. Account balances earn interest and are fully vested after three years of service.

A Supplemental Executive Retirement Plan (SERP) provides most executive officers with retirement benefits based upon final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during the ten years prior to retirement), years of service and age at retirement. Benefits begin to vest after five years of service and attainment of age 55 with full vesting when age plus years of service total 70 or the executive attains age 60.

Upon normal retirement at age 62, the SERP annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after ten years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Benefits payable under the SERP are reduced by benefits payable under the Cash Balance and Cash Balance Restoration Plans.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit in monthly payments over a fixed term, for the life of the retiree, or the life of the retiree and the retiree’s spouse.

The table below summarizes information regarding the present value of accumulated benefits under the various retirement plans at December 31, 2008 for the executive officers named in the Summary Compensation Table.

Pension Benefits at Year-End	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)		Benefit Payments During 2008
Debra L. Reed	Cash Balance Plan		$753,687		$—
	Cash Balance Restoration Plan	31	2,276,447		—
	Supplemental Executive Retirement Plan		1,713,571		—

	Total		$4,743,705	(B)	$—

Michael R. Niggli	Cash Balance Plan		$269,628		$—
	Cash Balance Restoration Plan	8	244,361		—
	Supplemental Executive Retirement Plan		2,801,362		—

	Total		$3,315,351	(C)	$—

Lee M. Stewart	Cash Balance Plan		$1,645,164		$—
	Cash Balance Restoration Plan	41	3,223,962		—
	Supplemental Executive Retirement Plan		394,356		—

	Total		$5,263,482	(C)	$—

Anne S. Smith	Cash Balance Plan		$811,413		$—
	Cash Balance Restoration Plan	31	989,447		—
	Supplemental Executive Retirement Plan		1,036,799		—

	Total		$2,837,659	(C)	$—

Robert M. Schlax	Cash Balance Plan		$53,348		$—
	Cash Balance Restoration Plan	3	25,855		—

	Total		$79,203	(B)	$—

Dennis V. Arriola	Cash Balance Plan		$285,488		$—
	Cash Balance Restoration Plan	14	—		498,902
	Supplemental Executive Retirement Plan		—		—

	Total		$285,488	(D)	$498,902	(D)

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 10 of the Notes to Consolidated Financial Statements contained in the joint Annual Report to Shareholders of Sempra Energy, SDG&E, PE and SoCalGas, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance and Cash Balance Restoration Plans are based on the greater of the amounts payable under those plans or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Cash Balance Restoration Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan, and the amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit (based on a 50% joint and survivor annuity) over that provided by both the Cash Balance Plan and the Cash Balance Restoration Plan.

(B)	Ms. Reed is vested in benefits under the Cash Balance Plan and Cash Balance Restoration Plan but not under the Supplemental Executive Retirement Plan. Had her employment terminated at December 31, 2008, her benefits would have been $2,712,874. Mr. Schlax, who is not a participant in the Supplemental Executive Retirement Plan, is vested in benefits under the Cash Balance Plan and Cash Balance Restoration Plan. Had his employment terminated on December 31, 2008, his benefit would have been $101,931.

(C)	Messrs. Niggli and Stewart and Ms. Smith, who at year-end were ages 59, 63, and 55, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2008 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $3,498,197 for Mr. Niggli, $5,299,316 for Mr. Stewart, and $4,320,043 for Ms. Smith.

(D)	Mr. Arriola is entitled to receive a distribution of his Cash Balance Plan benefit in the amount of $277,415, which he may take at any time. He received a distribution of his Cash Balance Restoration Plan benefit in the amount of $498,902 on December 1, 2008. Benefits under the Supplemental Executive Retirement Plan were forfeited as of his resignation.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation plans permit executives of the Sempra Energy utilities to elect on a year-by-year basis to defer the receipt of all or a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the executive at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1% (7.25% for 2008) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may elect to participate.

The table below summarizes information relating to the participation in Sempra Energy’s nonqualified deferred compensation plans for each of the executive officers named in the Summary Compensation Table.

2008 Nonqualified Deferred Compensation	Executive Contributions in 2008 (A)	Company Contributions in 2008 (B)	Aggregate Earnings in 2008 (C)	Aggregate Balance at 12/31/08 (D)
Debra L. Reed	$34,447	$29,413	$(343,778)	$2,625,637
Michael R. Niggli	$344,737	$21,277	$65,599	$3,296,858
Lee M. Stewart	$88,860	$11,816	$(235,808)	$2,289,850
Anne S. Smith	$313,741	$10,778	$(555,849)	$2,233,920
Robert M. Schlax	$54,999	$5,648	$(60,030)	$150,569
Dennis V. Arriola	$135,157	$12,343	$(427,199)	$2,636,283

(A)	Executive contributions consist of deferrals of salary and bonus that are also reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts for the year in which they were earned) and related deferral dates (the date on which the bonuses otherwise would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2008 that are also included as salary and bonus compensation reported in the Summary Compensation Table total $34,447 for Ms. Reed, $135,687 for Mr. Niggli, $38,850 for Mr. Stewart, $80,060 for Ms. Smith, $29,724 for Mr. Schlax, and $90,370 for Mr. Arriola.

(B)	Company contributions are identical to the matching amounts that the executive would have received under tax-qualified 401(k) savings plans but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, gains/(losses) for 2008 were $(367,304) for Ms. Reed, $23,928 for Mr. Niggli, $(258,582) for Mr. Stewart, $(572,108) for Ms. Smith, $(60,030) for Mr. Schlax, and $(449,587) for Mr. Arriola.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2008 or prior years or would have been so included had the current reporting requirements been applicable to the executive. Such amounts that have or would have been reported in Summary Compensation Tables are $2,233,558 for Ms. Reed, $2,631,378 for Mr. Niggli, $1,970,173 for Mr. Stewart, $2,000,859 for Ms. Smith, $190,780 for Mr. Schlax, and $1,811,828 for Mr. Arriola.

Severance Pay and Change in Control Agreements

Sempra Energy has a severance pay agreement with each of the executive officers named in the Summary Compensation Table other than Mr. Arriola, whose agreement expired upon his resignation. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless Sempra Energy or the executive elect not to extend the term.

The severance pay agreements provide for the payment of severance benefits in the event Sempra Energy and its subsidiaries were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability, or the executive were to do so for “good reason” as defined in the executive’s agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with Sempra Energy to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment were to occur within two years of a “change in control” of the company.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of the company. However, cause is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and good reason is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of Sempra Energy or a change in the ownership of a substantial portion of Sempra Energy’s assets.

Sempra Energy’s stock option and restricted stock agreements provide that all stock options would become immediately exercisable and all forfeiture and transfer conditions on restricted stock and restricted stock units would immediately terminate upon a change in control, whether or not accompanied or followed by a termination of the executive’s employment.

The following table shows the benefits to which each executive officer named in the Summary Compensation Table would have been entitled had Sempra Energy and its subsidiaries terminated his or her employment (other than for cause, death or disability) at December 31, 2008, or had the executive done so for good reason, and the benefits each executive would have been entitled to receive had the termination occurred within two years following a change in control of Sempra Energy. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance benefits and the enhanced benefits provided by that agreement would not be subject to excise taxes for which the executive would be entitled to reimbursement. The table also shows the benefits the executive would have been entitled to receive (accelerated vesting of stock options and restricted stock and restricted stock units) had a change in control of Sempra Energy occurred on December 31, 2008, whether or not accompanied or followed by a termination of the executive’s employment.

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)
Debra L. Reed
Lump Sum Cash Payment (A)	$1,635,900	$2,696,700	$—
Acceleration of Existing Equity Awards (B)	—	3,313,398	3,313,398
Enhanced Retirement Benefits (C)	—	4,555,250	—
Health & Welfare Benefits (D)	54,068	105,066	—
Financial Planning (E)	50,000	50,000	—
Outplacement (F)	50,000	50,000	—

Total Before Excise Taxes	$1,789,968	$10,770,414	$3,313,398

Excise Tax Gross-Up (G)	$—	$3,685,484	$—

Michael R. Niggli
Lump Sum Cash Payment (A)	$1,381,750	$2,297,100	$—
Acceleration of Existing Equity Awards (B)	—	2,709,847	2,709,847
Enhanced Retirement Benefits (C)	—	322,022	—
Health & Welfare Benefits (D)	54,068	110,388	—
Financial Planning (E)	50,000	50,000	—
Outplacement (F)	50,000	50,000	—

Total Before Excise Taxes	$1,535,818	$5,539,357	$2,709,847

Excise Tax Gross-Up (G)	$—	$—	$—

Lee M. Stewart
Lump Sum Cash Payment (A)	$888,500	$1,443,200	$—
Acceleration of Existing Equity Awards (B)	—	1,537,162	1,537,162
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	54,068	110,862	—
Financial Planning (E)	50,000	50,000	—
Outplacement (F)	50,000	50,000	—

Total Before Excise Taxes	$1,042,568	$3,191,224	$1,537,162

Excise Tax Gross-Up (G)	$—	$—	$—

Anne S. Smith
Lump Sum Cash Payment (A)	$841,350	$1,361,800	$—
Acceleration of Existing Equity Awards (B)	—	1,447,206	1,447,206
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	39,525	85,912	—
Financial Planning (E)	50,000	50,000	—
Outplacement (F)	50,000	50,000	—

Total Before Excise Taxes	$980,875	$2,994,918	$1,447,206

Excise Tax Gross-Up (G)	$—	$—	$—

Robert M. Schlax
Lump Sum Cash Payment (A)	$422,840	$797,960	$—
Acceleration of Existing Equity Awards (B)	—	676,497	676,497
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	28,485	45,684	—
Financial Planning (E)	25,000	50,000	—
Outplacement (F)	50,000	50,000	—

Total Before Excise Taxes	$526,325	$1,620,141	$676,497

Excise Tax Gross-Up (G)	$—	$607,892	$—

(A)	Severance payment equal to 1.5 times (two times following a change in control) the sum of annual base salary and the average of the last three annual bonuses for all executives except Mr. Schlax, whose severance payment is equal to 1.0 times (1.5 times following a change in control). Excludes payment of bonus earned for the year of termination.

(B)	Fair market value at December 31, 2008, of performance-based restricted stock and shares subject to performance-based restricted stock units for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of stock options that would become exercisable. Stock option amounts include those attributable to fully vested but otherwise not yet exercisable options held by retirement eligible executives. Such amounts are $25,004 for Mr. Niggli, $14,084 for Mr. Stewart, and $12,818 for Ms. Smith. For additional information regarding options held by retirement eligible executives, please see Note A to “Outstanding Equity Awards at Year-End.”

(C)	Incremental actuarial value assuming that the executive had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health insurance benefits for 18 months (12 months for Mr. Schlax) for termination unrelated to a change in control, and continuation of health, life, executive life, disability and accident benefits for 24 months (18 months for Mr. Schlax) for termination after a change in control.

(E)	Estimated value associated with continuation of financial planning services for 18 months (12 months for Mr. Schlax) for termination unrelated to a change in control, and 24 months (18 months for Mr. Schlax) for termination after a change in control.

(F)	Estimated value associated with outplacement services.

(G)	Gross-up payment covering the full cost of excise taxes under Internal Revenue Code sections 280G and 4999.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or disability or for cause are not entitled to enhanced benefits.

ANNUAL REPORTS

The companies are mailing the joint Annual Report to Shareholders of Sempra Energy, SDG&E, PE and SoCalGas to their shareholders together with this Information Statement.

This Notice of Annual Meetings and this Information Statement are sent by order of the Boards of Directors of San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises.

Jennifer F. Jett

Corporate Secretary

Dated: April 17, 2009

D I R E C T I O N S

to the SDG&E, SoCalGas and PE Annual Meetings of Shareholders

June 1, 2009

Executive Offices of SDG&E

8330 Century Park Court

San Diego, California 92123

From Interstate 805 South

•	Exit onto Balboa Avenue East/CA-274 East.

•	Turn left on Kearny Villa Road.

•	Turn right on Century Park Court.

•	8330 Century Park Court is the main building (Building 3) at the end of the court.

•	Park anywhere designated “visitor” and enter at the rear of the building.

From Interstate 805 North

•	Merge onto the CA-163 Freeway North toward Escondido.

•	Take the CA-274 Freeway exit toward Balboa Avenue West.

•	When you get to the light at Kearny Villa Rd., go straight into the SDG&E office park (Century Park Court).

•	8330 Century Park Court is the main building (Building 3) at the end of the court.

•	Park anywhere designated “visitor” and enter at the rear of the building.

From Interstate 15 South

•	Take the CA-163 Freeway South.

•	Take Exit 7B toward CA-274/Balboa Ave.

•	Keep right at the fork in the exit ramp and turn left on Mercury Street.

•	Turn left on Balboa Ave/CA-274.

•	Turn left on Kearny Villa Road.

•	Turn right on Century Park Court.

•	8330 Century Park Court is the main building (Building 3) at the end of the court.

•	Park anywhere designated “visitor” and enter at the rear of the building.